EXHIBIT 99
MEDIA CONTACT:
Peggy A. Palter
(847) 286-8361
FOR IMMEDIATE RELEASE:
July 12, 2001

SEARS JUNE COMPARABLE STORE SALES DECREASE 0.5 PERCENT;
SECOND QUARTER EPS EXPECTED TO BE IN LINE WITH GUIDANCE

Recognizes Charge in Second Quarter in Connection with HomeLife

HOFFMAN ESTATES, Ill. -- Sears, Roebuck and Co. today announced total domestic store revenues for the five weeks ending July 7, 2001 were $2.81 billion, relatively flat compared to the five weeks ending July 8, 2000. Comparable domestic store revenues decreased 0.5 percent.

"Our specialty store formats performed very well in the month of June with double-digit sales increases by Sears Automotive Group, strong sales increases by The Great Indoors and solid hardware store increases," said Chairman and Chief Executive Officer Alan J. Lacy. "In the full-line stores, strong sales increases in appliances were offset by decreases across other categories."

	Sears, Roebuck and Co.
	5 Weeks	22 Weeks
2001 Domestic Store Revenues	$ 2,814,900,000	$11,870,800,000
2000 Domestic Store Revenues	2,810,900,000	12,064,800,000
Percent Change	0.1%	-1.6%
Comparable Domestic Stores Percent Change	-0.5%	-2.1%

Preliminary Announcement of Earnings Excluding Non-Comparable Items

The company anticipates that earnings per share, excluding non-comparable items, for the second fiscal quarter of 2001, ended June 30, will be approximately $0.96. These results are in line with previous guidance. Comparable earnings per share in the prior year were $1.05.

- more -

SEARS/Add One

In the second quarter, the domestic retail business met the company's expectations, with soft revenues partially offset by favorable margin performance. "Despite the challenging economic environment, we managed our retail operations well, achieving gross margin expansion while lowering retail inventories," said Lacy.

The credit business also performed in line with expectations, with second quarter results slightly below last year due to slightly higher write-offs, notification costs and the continued roll out of Sears Gold MasterCard. While higher write-offs reflect industry bankruptcy trends, the company's credit portfolio quality remains strong.

Non-Comparable Items

The company anticipates recording approximately $810 million of pre-tax charges for non-comparable items in second quarter 2001. Non-comparable items primarily include the previously announced change in accounting for credit receivable securitizations, a charge relating to HomeLife, and the exit of the skin care and color cosmetics business. New accounting for securitizations resulted in a one-time, non-cash charge of approximately $520 million to establish an allowance for uncollectible accounts related to approximately $12 billion of securitized credit receivables, as required under FASB Statement No. 140. The company will recognize a $185 million charge relating to a formerly owned business, HomeLife Corporation, which has discontinued operations. In early 1999, Sears completed the sale of HomeLife to Citicorp Venture Capital, Ltd. As part of the sale, Sears retained a 19 percent interest in HomeLife. Exiting the skin care and color cosmetics business resulted in a one-time charge of approximately $80 million including asset write-downs associated with the exit of the Circle of Beauty brand and a one-time settlement with Avon Products, Inc. Non-comparable items in the prior year period included securitization income of $37 million.

On a reported basis the company anticipates a 2001 second quarter loss per share of $0.60 as compared with reported earnings per share of $1.11 in the second quarter of 2000.

Forward-Looking Statements

This release contains projections regarding second quarter performance and non-comparable items which are "forward looking statements." Such projections are based on preliminary estimates regarding second quarter costs and expenses; assumptions about normal quarter-end accounting and

- more -

SEARS/Add Two

valuation adjustments; assumptions concerning certain costs of exiting the cosmetics business, the possible future course of HomeLife operations or the cessation thereof, and other HomeLife related matters, including certain HomeLife obligations relating to real property leases and other indebtedness in connection with which Sears may incur losses; and similar uncertainties. While the company believes its forecasts and assumptions are reasonable, it cautions that actual results may differ materially. The company intends the forward-looking statement in this release to speak only as of the time of this release and does not undertake to update or revise this projection as more information becomes available.

Sears, Roebuck and Co. is a leading U.S. retailer of apparel, home and automotive products and services, with annual revenue of more than $40 billion. The company serves families throughout the country through approximately 860 department stores, more than 2,100 specialized retail locations, and a variety of online offerings accessible through the company's Web site, www.sears.com. The company makes available by phone a recorded message on sales performance of its domestic stores. The message is updated weekly and can be heard by calling (847) 286-6111.

# # #